United States
Securities and Exchange Commission
Washington, D.C. 20549

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Tredegar Corporation
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1100 Boulders Parkway│Richmond, Virginia 23225

SUPPLEMENT TO THE PROXY STATEMENT OF TREDEGAR CORPORATION,
DATED MARCH 26, 2021, FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2021

April 27, 2021

To Our Shareholders:

On behalf of the Board of Directors (the “Board”) of Tredegar Corporation (“Tredegar,” “we” or “our”), we are writing to request your support at our 2021 Annual Meeting of Shareholders (the “Annual Meeting”) by voting in favor of all of the Proposals described in our Proxy Statement, dated March 26, 2021 (the “2021 Proxy Statement”).

We note that Glass Lewis issued a report recommending that our shareholders vote “FOR” all Proposals at the Annual Meeting.  However, Institutional Shareholder Services (“ISS”) in its report (the “ISS Report”) recommended an “AGAINST” vote on:

•	all four of the director nominees who are Audit Committee members;

•	the advisory vote on the compensation paid to our named executive officers (“say-on-pay vote”); and

•	the approval of the Tredegar Corporation Amended and Restated 2018 Equity Incentive Plan (the “Amended 2018 Plan”).

We strongly disagree with ISS’s recommendations.

Proposal 1 – Election of Directors

ISS recommends an “AGAINST” vote on each member of our Audit Committee, Thomas G. Snead, Jr., Gregory A. Pratt, Carl E. Talk, III, and Anne G. Waleski, citing that Tredegar has had ineffective internal control over financial reporting since 2018, which could pose serious risks to shareholders and could indicate that the Audit Committee has failed to provide sufficient oversight over the financial reporting process at Tredegar over the past year.  In rebuttal, we would like to share the following with our shareholders:

•
Tredegar has publicly disclosed its remediation plan on a quarterly basis.  Tredegar filed a Current Report on Form 8-K on November 1, 2018 to disclose deficiencies in internal control over financial reporting. Since that filing, we have provided quarterly updates on our continuing efforts to remediate our internal controls in each of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed since the November 2018 Form 8-K (Item 4 of each of our Form 10-Q filings and Item 9A of each of our Form 10-K filings), including specific remediation steps and progress towards the finalization of such remediation.  Last year ISS recommended a vote “FOR” our Audit Committee members even though, as excerpted below from page 45 of Tredegar’s 2019 Annual Report on Form 10-K filed on March 16, 2020, Tredegar explicitly disclosed that the remediation efforts would not be completed by December 31, 2020:

“Remediation of the identified material weaknesses and strengthening the [Tredegar’s] internal control environment will require a substantial effort throughout 2020 and, we anticipate, the first quarter of 2021. The material weaknesses cannot be considered completely remediated until the applicable controls have operated for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. In addition, we anticipate that certain controls the Company plans to implement in 2020 will not have operated for a sufficient period of time in 2020 to test their operating effectiveness as part of the Company’s evaluation of internal control over financial reporting as of December 31, 2020.”

•
Each of our Audit Committee members is eminently qualified.  Mr. Snead and Mr. Pratt have each served as CEOs and Ms. Waleski has served as CFO of public companies.  Mr. Tack has significant corporate finance experience, having served as an investment banker working with public companies for more than 24 years.  Mr. Pratt served on the Standing Advisory Group of the Public Company Accounting Oversight Board for a three-year term, from 2014 - 2016.  The Board has determined that each member of our Audit Committee is “financially literate” and three of the four members are an “audit committee financial expert” within the meaning of the New York Stock Exchange listing standards and other applicable regulations.  Furthermore, we believe the members of the Audit Committee exhibit a diversity of backgrounds and experiences, and that Tredegar would lose the benefit of their diverse perspectives if they were not reelected to the Board.

Tredegar believes its shareholders are fortunate that Ms. Waleski, Mr. Snead, Mr. Pratt and Mr. Tack have served and are willing to continue to serve as directors.  The Board and management believe that Tredegar and its shareholders would suffer if these individuals were not reelected.  Each Audit Committee member’s full biography, including specific experiences, qualifications, attributes and skills, can be found on pages 6 – 10 of the 2021 Proxy Statement.

•
Tredegar’s audited financial statements have an unqualified opinion.  Tredegar has received an unqualified opinion on its annual financial statements from its independent auditor, KPMG LLP, for the past three years, indicating that its annual financial statements present fairly, in all material respects, the financial position of Tredegar and its subsidiaries as of and for the year then ended in accordance with U.S. generally accepted accounting principles.

•
Tredegar has not restated its financial reports.  Tredegar has not amended any filings to restate its annual or quarterly financial statements as a result of the previously disclosed deficiencies in internal control over financial reporting or any other matter.  An amendment to restate previously issued financial statements would have been required if management had determined that previously issued financial statements had been materially misstated.

•
The Audit Committee members have established strong oversight of the internal controls remediation project.  Given the importance and breadth of the internal controls project, the Audit Committee members receive feedback and progress updates directly from management’s external consultant, an internationally recognized accounting firm, as well as management’s steering committee, which was established to maintain direct oversight over the remediation project by key stakeholders within Tredegar.

Proposal 2 – Say-on-Pay

ISS recommends an “AGAINST” vote on the advisory vote on the compensation paid to our named executive officers, primarily citing the facts that Tredegar did not disclose more precise measures for the CEO’s annual bonus and that it awards time-based equity awards. In rebuttal, we would like to share the following with our shareholders:

•
The CEO bonus is clearly based on predetermined targets. However, the Executive Compensation Committee (the “Compensation Committee”) reserves the right to exercise judgement when determining potential payouts to ensure the related predetermined performance targets were in fact sufficiently robust. While the Compensation Committee approves predetermined performance targets at the beginning of the year, the Compensation Committee also evaluates performance at the end of the year to determine whether the predetermined targets were reasonable.  The Compensation Committee wants to ensure that annual incentives payouts are ultimately a function of performance.  Targets established at the beginning of a year may reflect expectations that do not occur (i.e., the targets were not as difficult to achieve as originally forecasted).  Therefore, at the conclusion of the year, the Compensation Committee evaluates performance against the actual environment in which we operated, not just the one they forecasted, and adjusts payouts accordingly.

•
The Compensation Committee views our equity program, including time-vesting stock options, as performance-based.  The Compensation Committee considers stock options to be performance-based and an appropriate equity vehicle for aligning executive compensation with those of shareholders.  Executive rewards are aligned with those of our shareholders when the value of our stock increases and thus the majority of the equity granted to our named executive officers is in the form of stock options.  Notably, the stock options have a shorter than market term, seven years as opposed to ten years, making it less likely that stock options holders will benefit from cyclical increases in the market.

•
The pay-for-performance misalignment cited by ISS is not an actual pay-for-performance disconnect. Rather, it is the result of special factual circumstances with respect to our unusual CEO pay history, including a CEO transition as well as several years when the prior CEO was paid materially below market followed by two years of market level CEO level pay.  Two of the three ISS pay-for-performance tests were well within the “low concern” range, indicating strong alignment of pay and performance. The third ISS pay-for-performance test measures the (positive or negative) trend in CEO pay versus total shareholder return. Because our prior CEO only received base salary in 2016 and 2017, the trend of compensation over time is naturally steeper than our total shareholder return trend.  Had we paid our prior CEO a market level of compensation in those years, the third ISS test result would be positive. Said differently, if the prior CEO compensation for years 2016 – 2018 included in the ISS test were to be replaced with CEO pay equal to our peer group median, the result of this test would be well into the “low concern” range, and no pay-for-performance misalignment would have been identified.

Proposal 4 – Approval of Equity Incentive Plan

ISS recommends an “AGAINST” vote on the Amended 2018 Plan despite the reasonable estimated cost and plan features, primarily citing the alleged pay-for-performance misalignment and certain equity grant practices.  In rebuttal, we would like to share the following with our shareholders and ask that support be given to the Amended 2018 Plan:

•
ISS itself acknowledges that the estimated cost and plan features are reasonable.  ISS’s equity plan scorecard model weighs the Amended 2018 Plan’s pillars and factors with a maximum of 100 potential points, with a score of 55 points generally resulting in a favorable recommendation.  ISS’s total score for the Amended 2018 Plan is 59.5 points.

•
The primary reason given for the AGAINST recommendation is based on ISS’s allegations that our pay and performance are misaligned.  For the reasons stated above, the Compensation Committee respectfully disagrees with this position given the unique circumstances with respect to our CEO transition and pay model over the past five years.

•
Our equity plan is intended to be broad based.  ISS asserts that grants under the equity plan were not “broad based,” given the ratio of awards to our CEO and other named executives versus other equity plan participants over the past three years.  The Compensation Committee notes that unusual and nonrecurring circumstances have skewed this ratio over the past three years, including:

o	a one-time stock option grant to our prior CEO in 2018, who received only base salary as compensation from 2015 until 2018;

o	new-hire awards to our current CEO in 2019; and

o	dividend adjustment awards to our named executives in 2020, two of whom were long-tenured executives with substantial outstanding equity awards.

•
ISS does not factor in the significant implications for us and our shareholders if the Amended 2018 Plan is not approved.  Absent approval of the share increase, we will be extremely restricted in using equity awards and may need to use cash awards or other relatively shareholder-unfriendly forms of incentive compensation that can cause volatility in quarterly results, reduce alignment of interests between employees and shareholders and reduce cash available for potential future stock repurchases.

The Compensation Committee believes that our historical use of equity compensation is appropriate, both in terms of equity award levels and plan participation.

For the foregoing reasons, we ask you to vote “FOR” each of Mr. Snead, Mr. Pratt, Mr. Tack and Ms. Waleski in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 4.  We remain committed to aligning our executives’ compensation with the interests of our shareholders and Tredegar’s performance.

Even if you have already returned your proxy or provided your voting instructions pursuant to the Internet or telephone voting options, you may change your vote by (1) providing later-dated voting instructions pursuant to the Internet or telephone voting options, (2) delivering another later-dated proxy, if you requested a printed copy of the proxy materials, (3) voting during the Annual Meeting, or (4) notifying Tredegar’s Corporate Secretary in writing (1100 Boulders Parkway, Richmond, Virginia 23225 or by email to pat.thomas@tredegar.com) that you want to change your proxy.  If your shares of Tredegar common stock are held in street name with a brokerage firm, you should contact your broker regarding changing your voting instructions.

Sincerely,

/s/ John D. Gottwald	/s/ George C. Freeman, III	/s/ Thomas G. Snead, Jr.

John D. Gottwald Chairman of the Board	George C. Freeman, III Chairman of the Executive Compensation Committee	Thomas G. Snead, Jr. Chairman of the Audit Committee

This Supplement to the 2021 Proxy Statement is first being released to stockholders on or about April 27, 2021, and should be read together with the 2021Proxy Statement.  Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2021 Proxy Statement remains accurate and should be considered in voting your shares.